Christopher M. Condron
                                           President and Chief Executive Officer
                                           AXA Financial, Inc.
                                           1290 Avenue of the Americas
                                           New York, NY 10104


                                                              September 27, 2004


Mr. Stanley B. Tulin

RE:      AXA'S PERFORMANCE UNIT PLAN

Dear Stan:

       This is to confirm that, notwithstanding the terms of AXA's Performance Unit Plan for 2004 and any subsequent years' performance unit or other long-term incentive global equity plan established by AXA (collectively, the "Plan"), upon your retirement (whether on or after the normal or any early retirement date) from AXA Equitable Life Insurance Company ("AXA Equitable") under The Retirement Plan for Employees, Managers and Agents, or any successor plan in which you are then participating, AXA Equitable hereby agrees that you will be entitled to cash payments (net of any applicable tax withholding) equal to the cash payments you would have received under the Plan with respect to any performance or other equity units initially granted to you that are forfeited under the Plan as a result of such retirement.

       Such cash payments (1) shall be made at the time and in the amount that the cash payments with respect to any such forfeited performance or other equity units would have otherwise been made if you had continued in the employ of AXA Equitable until the end of the relevant vesting period for any such performance or other equity units and (2) shall not be considered compensation or salary for purposes of any of the benefit plans of AXA Equitable and its affiliates.

                                                    Very truly yours,

                                                    /s/ Christopher M. Condron
                                                    ----------------------------
                                                    Christopher M. Condron

Acknowledged, Accepted and Agreed
to this 27 day of September, 2004

By:  /s/ Stanley B. Tulin
     ---------------------------
         Stanley B. Tulin